Exhibit 10.2

ASSET PURCHASE AGREEMENT

This Agreement, including all Exhibits attached hereto and incorporated herein (“Agreement”) is entered into on this November 25, 2014 by and between (1) Watson Health Care, Inc. whose principal office located at 2755 Carpenter Road, Ste 3NW, Ann Arbor, Michigan; and Affordable Nursing, Inc. whose principal office located at 1426 N State St, Gladwin, Michigan, both Michigan corporations, in good standing, and (2) Accelera Innovations, Inc, a Delaware corporation in good standing, with its principal office located at 20511 Abbey Dr, Frankfort, IL 60423 (hereinafter referred to as “Purchaser or Accelera”), or its assignee.

WITNESSETH

Watson Health Care and Affordable Nursing (SELLER) is engaged in the business of providing home health care services for mental health, seniors, children, skilled nursing, therapists, wellness education, physical assistance, and special care situations; and

Purchaser is a Delaware corporation in good standing; and

Purchaser is engaged in the business of owning and operating Out-Patient Health Care Companies; and

WHEREAS, SELLERS Shareholders wish to sell and Purchaser wishes to buy all of the assets of Watson and Affordable.

WHEREAS, Seller and Buyer shall agree to a mutually acceptable “Transition” period wherein Kevin Watson shall work with Purchaser, to transition the Businesses over to Purchasers control.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Sale of Assets

All record shareholders of Watson and Affordable agree to sell all of the assets of those entities and Purchaser agrees to purchase all such Assets upon the terms and conditions hereinafter set forth.

Current SHAREHOLDERS of Watson and Affordable are: 100% Kevin Watson

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2.	Consideration and Deposits

Consideration to the record shareholders shall consist of a basic payment of $3,000,000 .00 to Shareholders or assignee, with payments made as follows:

A.	Purchaser shall deposit by wire transfer to a bank account selected by Sellers a sum equal to$1,000,000.00 at the initial closing scheduled for on or before January 15, 2015.

B.	On or before SIX (6) months of the initial closing, Purchaser shall deposit by wire transfer to a bank account selected by SELLER a sum equal to $1,000,000 .00.

C.	On or before Twelve (12) months from the initial closing, Purchaser shall deposit by wire transfer to a bank account selected by Seller a sum equal to $1,000,000.00.

3.	Deposits upon Breach

If following execution of this Purchase Agreement, Purchaser elects not to complete the transaction, the deposit(s) made by Purchaser in compliance with Article 2 above will be retained by Seller and the deposit shall be deemed as liquidated damages for the failure to complete the contract terms.

4.	Post-Closing Revenues

Funds Belonging To Seller/Post Closing

No post-closing revenue shall accrue to Seller. Seller is selling all assets of the two entities including, but not limited to: Accounts Receivable, cash in banks, furniture, fixtures and equipment, business records, patient and provider lists referral lists and names and any and all other assets owned by the two entities. Purchaser shall pay business expenses of the Company from A/R and cash in the bank which have accrued prior to Closing. Seller shall not deplete the cash in banks so that there is sufficient cash at Closing to pay said agreed upon expenses of operations.

5.	Closing

A.	The Closing date shall be on or around January 15, 2015. Purchaser shall have the right to extend the Closing Date up to 60 days from January 15, 2015.

B.	Deliveries at Closing:

1.	Joint Deliveries :

i)	Employment agreements between Accelera, and Desired Employees, if any such agreements have been signed;

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2.	By Seller:

i)	Copies of executed employment agreements between (a) Accelera and (b) Desired Employee’s in the forms attached as Exhibit “A”; and

ii)	Copy of Asset List attached hereto as Exhibit “B”; and

iii)	Documentation that Watson Health Care, Inc. and Affordable Nursing, Inc. are Corporations in good standing; and

iv)	Copies of the Corporations Articles of Incorporation, as amended if amended, and By-Laws, as amended if amended; and

v)	Executed resolutions of the Seller’s Board of Directors approving of this transaction; and

vi)	All Seller’s business records (while maintaining copies of same as may be needed for tax or other legal matters); and

vii)	Possession of real and personal property owned by Seller; and

viii)	State UCC searches showing no encumbrances n Seller’s assets.

3.	By Purchaser:

i)	Documentation that Purchaser is in good standing as a Delaware corporation authorized to do business in Michigan; and

ii)	Copies of the Purchaser’s Articles of Incorporation, as amended if amended; and

iii)	Executed resolution of Purchasers’ Directors approving this transaction; and

iv)	Wire transfer of One Million and no/100 Dollars ($1,000,000) on or before closing, projected to be January 15, 2015, to an account to be identified by Seller.

6.	Operation of Subject Corporations Businesses

Seller agrees to operate its business in the same manner as it has been operated heretofore, and will diligently promote the growth of such businesses in an efficient and productive manner. Seller agrees not sell any of its assets except as is normal in the ordinary course of its day-to-day business operations, nor borrow monies, nor incur encumbrances except as may be reasonably required to facilitate the operation and .growth of such businesses.

7.	Default by Purchaser

The following events shall also be deemed to be a default by the Purchaser:

A.	Failure of Purchaser to make any deposit as described in Article 2 above by its due date;

B.	Failure of Purchaser to perform any other Purchaser obligation under the terms of this

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C.	Agreement, unless such failure is cured within twenty (20) calendar days of Seller sending Purchaser Notice of such failure;

D.	Purchaser filing a petition in bankruptcy to be adjudicated as a voluntary bankrupt ; or filing a similar petition under any insolvency act; or making an assignment for the benefit of its creditors; or consent to the appointment of a receiver of itself or of the whole or of any substantial part of its property; or file a petition or answer seeking reorganization or arrangement of itself under any Federal bankruptcy laws or any other applicable federal or state statute;

E.	Entry of a court order adjudicating Purchaser as a bankrupt or appointing a receiver or trustee of Purchaser or of any substantial portion of Purchaser’s assets, or approving reorganization or arrangement of Purchaser under any Federal or state law, which order is not vacated within ninety (90) days of its entry;

F.	Purchaser admission in writing of its inability to pay its debts generally as they become due;

G.	If any material representation made by Purchaser in writing is found to be false or incorrect in any material way or materially misleading at the time it was made.

8.	Default by Seller

The following events shall be deemed to be a default by Seller:

A.	If SELLER files a petition in bankruptcy to be adjudicated as a voluntary bankrupt; or filing a similar petition under any insolvency act; or making an assignment for the benefit of its creditors; or consent to the appointment of a receiver of itself or of the whole or of any substantial part of its property; or file a petition or answer seeking reorganization or arrangement of itself under any Federal bankruptcy laws or any other applicable federal or state statute;

B.	Entry of a court order adjudicating SELLER as a bankrupt or appointing a receiver or trustee of any of them or of any substantial portion of any of their assets, or approving reorganization or arrangement of Purchaser under any Federal or state law, which order is not vacated within ninety (90) days of its entry;

C.	If any material representation made by SELLER in writing is found to be false or incorrect in any material way or materially misleading at the time it was made.

D.	Encumbering or transferring any material portion of its property in such a way that it would materially negatively impact the value of its assets; and

E.	SELLER’s failure to perform any other obligation of Corporations pursuant to the terms of this Agreement, unless such failure is cured within twenty (20) calendar days of Purchaser sending Seller Notice of such failure.

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9.	Cure Periods

Unless otherwise specifically provided otherwise in this Agreement, the cure period for the failure to perform any obligation of a party pursuant to the terms of this Agreement shall be thirty (30) calendar days after sending Notice of such failure to the failing party.

10.	Expenses

Each party shall bear its own costs of accounting and legal services in connection with this Agreement.

11A Seller Hold Harmless

Seller does hereby indemnify and reimburse Purchaser for and shall hold and save Purchaser harmless from and against all liabilities, debts, taxes, costs, claims, expenses, actions or causes of action, losses, damages of any kind whatsoever (including costs of litigation, investigation, and reasonable attorney’s fees, but not including standard accounts receivable and accounts payable amounts) now existing or that may hereafter arise from or grow out of Seller’s operation and/or ownership of Seller’s Company prior to the Final Closing Date, either directly or indirectly, other than for ordinary business expenses incurred in the operation of the Subject Corporation.

11B Purchaser Hold Harmless

Purchaser does hereby indemnify and reimburse Seller for and shall hold and save Seller harmless from and against all liabilities, debts, taxes, costs, claims, expenses, actions or causes of action, losses, damages of any kind whatsoever (including costs of litigation, investigation, and reasonable attorney’s fees, but not including standard accounts receivable and accounts payable amounts) that may hereafter arise from or grow out of Purchaser’s operation and ownership of Purchaser’s business after the Final Closing, either directly or indirectly.

12.	Representations and Warranties.

A.	Seller represents and warrants that

i)	Seller is in good standing as Michigan Corporations;

ii)	Seller has and will maintain during the term of this Agreement all the required permits and licenses required to conduct the businesses in which it is engaged;

iii)	Seller owns the tangible assets which are used in the conduct of their businesses , except as specifically otherwise stated in writing to Purchaser;

iv)	Copies of all financial statements and records for the Seller requested by Purchaser have been provided to Purchaser, and all such documents provided are true and correct copies of the originals of such documents;

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v)	Seller has not since July 29, 2014 and will not during the term of this Agreement revise their methods of doing business, accounting, or financial reporting;

vi)	Seller will comply with all governmental requirements during the term of this Agreement; and

vii)	Seller’s shareholders are legally authorized to and have full authority to execute this Agreement and bind the Seller to the terms of this Agreement.

B.	Purchaser represents and warrants that:

i)	Purchaser is in good standing as an Delaware corporate company;

ii)	Purchaser has and will maintain during the term of this Agreement all the required permits and licenses required to conduct the businesses in which it is engaged;

iii)	Purchaser will comply with all governmental requirements during the term of this Agreement; and

iv)	Purchaser and the persons executing this Agreement are legally authorized to and have full authority pursuant to properly authorized corporate resolutions to execute this Agreement and bind the Purchaser to the terms to this Agreement.

13.	Real Estate

A.	Corporation is leasing the business property at various locations (“Business Address ’’) at a rate of $_____ per month, with approximately __ months remaining on the leases [attached]; and

B.	The Business Address shall remain the principal business location of the Subject Corporation during the term of the Employment Contracts referenced below.

14.	Employment Contracts

Purchaser will, if it so chooses, execute employment contracts with desired employees, as described in Exhibit “A” attached hereto.

15.	Assets of the Subject Corporation

Attached hereto as “Exhibit B” is a list or-Seller’s current assets, including information, where applicable, regarding any leases or encumbrances which may relate to any such assets. Sellers’ shareholders warrant that assets will not be sold, encumbered, or acquired by Seller except in the normal and customary conduct of the businesses of the Subject Corporation during the term of this Agreement.

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16.	Confidentiality

The parties agree that the terms and conditions of this Agreement and its exhibits are confidential between the parties and may not be disclosed to any third persons without the written consent of both parties except to the extent necessary to perform the obligations of this Agreement or as required by law or as already known in the public domain.

17.	Litigation

Seller’s represent that there is no litigation or proceedings pending to their knowledge against or relating to the Subject Corporation other than as has been disclosed to Purchaser in writing; nor does Seller know nor have reasonable grounds to know of any basis of any additional action or governmental investigation relative to the Subject Corporation, or its properties or businesses.

18.	Notices

Any notice or demand required or desired to be given under this Agreement shall be in writing and shall be personally served or in lieu of personal service may be given at the addresses and/or fax numbers set forth herein or otherwise known to the parties. Any party may change its address or fax number by giving notice in accordance with the provisions of this section.

Such notice shall be deemed as received on the third business day after mailing by certified mail; or on the day after being sent next day delivery by a recognized overnight delivery service; or on the day sent by facsimile transmission provided that the sender can .show proof of such transmission and provided that an original of such notice is mailed by first class or certified mail, proper postage prepaid, within two business days of such facsimile transmission.

Notices may be sent as follows or as otherwise directed by either party:

Seller	Accelera Innovations, Inc
Attn: Kevin Watson	Attn: Cindy Boerum
4729 Azalea Dr.	20511 Abbey Drive
Ypsilanti, MI 48197	Frankfort IL 60423
Phone: 734/646-8045	Phone: 866/866-0758
Fax: 734/434-0595	Fax: 708/478-5457

19.	Miscellaneous
A.	Entire Agreement/Venue. This Agreement, together with its Exhibits attached hereto and made a part hereof, constitutes the entire agreement between the parties and supersedes and takes precedence over any prior agreement(s) between the parties, whether written or oral. This Agreement may be modified or altered only by the prior written consent of all parties or their legal representatives. The failure of any party to enforce any provision of this Agreement shall not be construed as a modification or waiver of any of the terms of this Agreement, nor prevent that party from enforcing each and every term of this Agreement at a later time. This Agreement shall be construed according to the laws of the State of Illinois and -any litigation relating-to this Agreement shall be commenced in Will County, Illinois.

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B.	Survival. All the agreements, representations, warranties, indemnifications and undertakings herein contained shall survive the Initial Closing of this transaction and shall be binding upon and inure to the benefit of the parties hereto and their respective representatives, heirs, executors, administrators, successors, and assigns, as though they were in all cases named.

C.	Prevailing Party Recovers Costs. In the event of litigation between the parties relating to this Agreement, the non-prevailing party shall reimburse the prevailing party for the prevailing party’s costs of enforcing this Agreement through an appeals process, including reasonable attorneys’ fees and expenses.

D.	Severability/Blue Pencil. In the event that any of the provisions or portions of this Agreement are held to unenforceable or invalid by any court of competent jurisdiction, the validity of the remaining portions and provisions shall not be affected, and thereby held to be enforceable and valid and the balance of the Agreement shall be construed to and any invalidated section may be rewritten by a court of law to achieve the intent of the invalidated portion as nearly as is legally possible.

E.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute this Agreement. Multiple copies of this Agreement may be separately executed by the parties and shall together constitute one Agreement.

The parties do not intend to confer any benefit hereunder on any person or party other than the parties hereto and their successors as described herein.

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands and seals as of the day and year first above written,

Sellers (Shareholders):		Purchaser:

Kevin Watson		Accelera Innovations, Inc

By:	/s/ Kevin Watson	By:	/s/ Cindy Boerum
	Kevin Watson		Cindy Boerum, President

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Exhibit A

WATSON EMPLOYMENT AGREEMENTS

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Exhibit B

WATSON ASSETS

There is no leased equipment by either Watson Health Care or Affordable Nursing.

WATSON HEALTH CARE, INC

Ann Arbor

•	Computers/Monitors	4 (HP)
•	Scanner/Printers	4 (1 HP, 3 Brother)
•	Fax Machine/Copier	2 (1Canon Copier, 1 Brother Fax)
•	4-Line Telephone	5 (3 Meridian, 2 Ameritech)
•	Cellular Telephone	2 (Verizon)
•	Photo Printer	1 (Canon)
•	Digital Camera	1 (Canon)
•	Television	1
•	VHS/DVD Combo	1
•	Desks	4
•	Tables	3 (1 Conference, 1 Kitchen, 1 Coffee)
•	Chairs	13
•	Couch	2
•	File Cabinets	12 (7 Vertical, 4 Horizontal, 2 Rolling)
•	Bookcases	6
•	Organizer	1 (Multi-Compartment)
•	Paper Shredder	1
•	Water Cooler	1
•	Small Refrigerator	1
•	Microwave	1

Hartland

•	Computers/Monitors	2 (HP, Compaq)
•	Scanner/Printers	2 (Brother DCP 7020, Brother)
•	Fax Machine/Copier	1 (Brother)
•	4-Line Telephone	4 (RCA)
•	Cellular Telephone	1
•	Photo Printer	1 (Canon)
•	Digital Camera	1 (Canon)
•	Television	1 (27” Dynex)
•	VHS/DVD Combo	1 (Magnovox)
•	Desks	2 (1 w/ matching hutch, 2-drawer)
•	Tables	2 (End, Conference)
•	Chairs	9 (4 Office, 5 Conference)
•	File Cabinets	6 (5/4-Drawer, 1/2-drawer)
•	Bookcases	2 (4’, 6’)
•	Organizer	1 (Multi-Compartment)
•	Paper Shredder	1 (Staples)
•	Water Cooler	1
•	Small Refrigerator	1 (Avanti)
•	Microwave	1 (Avanti)

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Southfield

•	Computers/Monitors	2 (1 Dell, 1 Gateway)
•	Scanner/Printers	3 (1 Brother, 2 HP LaserJet)
•	Fax Machine/Copier	1 (Canon)
•	4-Line Telephone	3 (RCA)
•	Cellular Telephone	1
•	Photo Printer	1 (Canon)
•	Digital Camera	1 (Canon)
•	Television	2
•	VHS/DVD Combo	1
•	Desks	4
•	Tables	1 (Conference)
•	Chairs	13
•	File Cabinets	9 (3 Vertical, 5 Horizontal, 1 2-Door Wood)
•	Bookcases	1
•	Organizer	1 (Multi-Compartment)
•	Exhibit Stand	1
•	Storage Shelf	2
•	Paper Shredder	1
•	Small Refrigerator	1
•	Microwave	1

Warren

•	Computers/Monitors	2
•	Scanner/Printers	1
•	Fax Machine/Copier	1 (Brother)
•	4-Line Telephone	3
•	Cellular Telephone	1
•	Television	1
•	VHS/DVD Combo	1
•	Desks	2
•	Tables	5
•	Chairs	15
•	File Cabinets	4
•	Bookcases	1
•	Organizer	2 (Multi-Compartment)
•	Paper Shredder	1
•	Water Cooler	1
•	Small Refrigerator	1

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Monroe

•	Computers/Monitors	2 (1 HP, 1 Dell)
•	Scanner/Printers	2 (Brother)
•	Fax Machine/Copier	1 (HP LaserJet)
•	4-Line Telephone	3 (AT&T)
•	Photo Printer	1 (Canon)
•	Digital Camera	1 (Canon)
•	Cellular Telephone	1
•	Television	1
•	VHS/DVD Combo	1
•	Desks	3
•	Tables	2 (1 Conference, 1 Table)
•	Chairs	4
•	File Cabinets	5 (2 4-Drawer Vertical, 2 2-Drawer, 1 Storage)
•	Bookcases	3
•	Organizer	1 (Multi-Compartment)
•	Paper Shredder	1
•	Small Refrigerator	1
•	Microwave	1

Owosso

•	Computers/Monitors	1 (Compaq)
•	Scanner/Printers	1 (Canon)
•	Fax Machine/Copier	1 (Brother)
•	4-Line Telephone	2
•	Cellular Telephone	1
•	Desks	2 (Wooden, Gray Wooden/Metal)
•	Tables	3 (1 conference, 2 folding)
•	Chairs	10 (2 Desk, 2 Waiting Room Chairs, 6 Conference Room)
•	File Cabinets	3 (4-Drawer)
•	Bookcases	3 (5 shelf, 2 drawers w/ doors, 2 doors no shelves)
•	Organizer	1 (Multi-Compartment)
•	Paper Shredder	1
•	Small Refrigerator	1
•	Microwave	1
•	Electric Calculator	1

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AFFORDABLE NURSING, INC

Gladwin

•	Computers/Monitors	2 (HP Pavilion, HP)
•	Scanner/Printers	2 (HP Office Jet Printer 8100, HP Office Jet Pro 8600)
•	Copier/Fax Machine 1	(Sharp 201 Copier, Brother Fax Machine)
•	4-Line Telephone	5 (AT&T 4-Line)
•	Cellular Telephone	1
•	Television	1
•	VHS/DVD Combo	1
•	Desks	5 (4 Standard, 1 Corner)
•	Chairs	12 (4 Desk, 4 Blue, 4 Silver)
•	Conference Tables	2 (8’, 6’)
•	File Cabinets	14 (12 Vertical, 2 Horizontal)
•	Bookcases	2 (3 shelf + bottom storage, 2 shelf)
•	Organizer	1 (Multi-Compartment)
•	Paper Shredder	1 (Staples)
•	Small Refrigerator	1 (Haier)
•	Microwave	1 (Sunbeam)

Grand Rapids

•	Computers/Monitors	2
•	Scanner/Printers	2
•	Fax Machine/Copier	2
•	4-Line Telephone	3 (Panasonic)
•	Cellular Telephone	1
•	Television	1
•	VHS/DVD Combo	1
•	Desks	2
•	Tables	3
•	Chairs	8
•	Couch	2
•	File Cabinets	7 (4 4-Drawer, 3 2-Drawer)
•	Bookcases	2
•	Paper Shredder	1
•	Microwave	1
•	Toaster Oven	1

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